FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC II Reports Fourth Quarter and Full Year 2015 Financial Results

PHILADELPHIA, PA, March 25, 2016 – FS Investment Corporation II (FSIC II), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter and full year ended December 31, 2015. As previously disclosed, FSIC II will hold a conference call to discuss these results at 2:00 p.m. (Eastern Time) on Monday, March 28, 2016. Information for those interested in participating in the call can be found below.

“During the fourth quarter, we continued to leverage our direct lending platform, in partnership with GSO / Blackstone, to identify, source and structure investments with attractive return profiles,” commented Michael C. Forman, Chairman and CEO of FSIC II. “We have sought to capitalize on the recent credit market selloff to improve FSIC II’s overall credit profile by moving up the capital structure while maintaining the overall yield of the investment portfolio.”

Financial Highlights for the Quarter Ended December 31, 20151

•	Net investment income of $0.20 per share, compared to $0.26 per share for the quarter ended December 31, 2014.
•	Net decrease in net assets resulting from operations of $0.36 per share, compared to a net decrease in net assets resulting from operations of $0.07 per share for the quarter ended December 31, 2014.
•	Paid regular cash distributions to stockholders totaling approximately $0.19 per share.

Financial Highlights for the Year Ended December 31, 20151

•	Net investment income of $0.92 per share, compared to $0.80 per share for the year ended December 31, 2014.
•	Net decrease in net assets resulting from operations of $0.19 per share, compared to a net increase in net assets resulting from operations of $0.63 per share for the year ended December 31, 2014.
•	Paid regular cash distributions to stockholders totaling approximately $0.75 per share.

Portfolio Highlights

•	As of December 31, 2015, the fair value of FSIC II’s investment portfolio was approximately $4.5 billion.
•	Committed approximately $391.8 million and $1.6 billion to direct originations during the quarter and year ended December 31, 2015, respectively, of which 91% and 94% were in senior secured debt (first and second lien senior secured loans and senior secured bonds), respectively.
•	FSIC II’s portfolio consisted of investments in 165 portfolio companies as of December 31, 2015.
•	Core investment strategies represented 92% of the portfolio by fair value as of December 31, 2015, including 79% in direct originations and 13% in opportunistic investments. Broadly syndicated/other investments represented 8% of the portfolio by fair value as of December 31, 2015.

•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets)[2] was 10.0% as of December 31, 2015, which is unchanged from September 30, 2015.
•	One investment was on non-accrual as of December 31, 2015, representing 0.01% of the investment portfolio based on market value.

Annual Stockholder Conference Call

FSIC II will host its annual stockholder conference call at 2:00 p.m. (Eastern Time) on Monday, March 28, 2016, to discuss its fourth and full year 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 51800065 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days and can be accessed by visiting FSIC II’s “Literature” page at www.franklinsquare.com.

About FSIC II

FSIC II is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $79.1 billion in assets under management as of December 31, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $16.8 billion in assets as of December 31, 2015, and is the largest manager of BDC assets with approximately $15.5 billion in BDC assets under management as of December 31, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements and Important Disclosure Notices

This press release may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the SEC.

This press release contains summaries of certain financial and statistical information about FSIC II. The information contained in this press release is summary information that is intended to be considered in the context of FSIC II’s SEC filings and other public announcements that FSIC II may make, by press release or otherwise, from time to time. FSIC II undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC II, or information about the market, as indicative of FSIC II’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC II’s annual report on Form 10-K for the year ended December 31, 2015, which FSIC II filed with the U.S. Securities and Exchange Commission (SEC) on March 25, 2016, as well as FSIC II’s other reports filed with the SEC. A copy of FSIC II’s annual report on Form 10-K for the year ended December 31, 2015 and FSIC II’s other reports filed with the SEC can be found under FSIC II’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in the press release may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC II’s distributions for a full year. FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC II may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC II has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC II will be able to pay distributions at a specific rate or at all.

1 The per share data was derived by using the weighted average shares of FSIC II’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 FSIC II’s gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) represents the expected annualized yield to be generated by FSIC II on the income producing assets in its investment portfolio based on the composition of its portfolio as of December 31, 2015. The portfolio yield does not represent an actual investment return to stockholders.